Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the registration statement of Scudder Municipal Trust on Form N-1A ("Registration Statement") of our reports dated July 17, 2002 and July 25, 2002 relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Reports to Shareholders of Scudder High-Yield Tax-Free Fund and Scudder Managed Municipal Bonds, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings, "Administrative Fee" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 16, 2002